*****CONFIDENTIAL*****
Exhibit A to Board Resolution

CONCEPTS DIRECT, INC.

1997 INCENTIVE COMPENSATION PLAN
Effective January 1, 1997

The primary financial objective of Concepts Direct, Inc., is to maximize the value of the Company for shareholders. A key element - probably the key element - of achieving this objective is significant, steady profit improvement.

Concepts Direct wants to increase profits steadily and significantly. Encouraging our staff to achieve these goals every quarter is the purpose of this 1997 Incentive Compensation Plan.

For purposes of making the final calculations of amounts due under the plan set forth herein, Average Shareholders' Equity will be determined by the external auditors in the course of audits.

For illustration herein ..... $7,000,000 is used

Return on average equity (ROAE) is calculated by averaging the Shareholders' Equity from each of the four quarterly financial statements, and dividing the result into after-tax net profit at the end of the year. Bonuses earned in 1996 will reduce the Company's net income before calculation of the ROAE bonus. "Net Profit" as used herein means Net Income after bonuses and taxes excluding any tax-effected gain on the sale of capital assets of the Company. "EPS" as used herein will also be adjusted to exclude tax-effected gain on the sale of capital assets of the Company It is the goal of the Company for Earnings per share (EPS) to be higher every quarter than they have ever been during that calendar quarter. The quarterly incentive compensation plan is established with this goal in mind.

In order to participate in the Incentive Compensation Plan, a person must be an employee on both the first business day and last calendar day of period covered. For the annual incentive bonus, the participant must be an employee on both the first working day in January and December 31, 1997. A person joining the plan later in January, for example, would not be eligible for the annual incentive bonus, nor the first quarter bonus. If they are an employee on the first day and the last day of each of the remaining three quarters, though, they will be eligible for any incentive bonuses earned for those quarters.

Persons who voluntarily leave the employ of the company will not receive any incentive compensation which is payable but as yet unpaid on the date of their termination of employment. Persons who are terminated involuntarily will be paid any amount they would have received for a period which was complete prior to their termination.

All incentive compensation payable under this plan shall be paid in full within 120 days after the close of the applicable period, with the specific date to be set by the Chief Financial Officer. For purposes of computing annual or quarterly bonuses, "Base Salary" is defined as actual number of base payroll dollars (gross -- before deductions) but excluding previously paid quarterly and/or annual bonuses the employee has received during the period. This means that if for any reason there is an adjustment in salary during the period the amount to which the incentive compensation percentage will be applied is the sum, as described above, that the employee has received during the period. In other words, if we were to make up a W-2 for the quarter, what would it show? For purposes of computing annual bonuses, "Base Salary" is defined as W-2 earnings before 401-K deductions and excluding previously paid quarterly and/or annual bonuses and other non-salary items, such as reimbursement for relocation expense.

Quarterly bonuses will only be paid if the Company is profitable on a year-to-date basis. For example, if the Company makes money during the second quarter of 1997, but lost a greater amount of money during the first quarter (thus leaving the Company in a loss status on a year to date basis), no second quarter bonus will be paid.

Staff members not named in the plan are not participants in the plan.

Participation in the Incentive Compensation Plan does not constitute a guarantee of employment, either in a position covered by the plan, or with the Company, for any fixed period of time. It is not an employment contract of any kind, nor a forward commitment on the part of the company for compensation of any nature, in any amount, or for any fixed period of time.

The 1997 Incentive Compensation Plan is the only plan under which payments in addition to salary, can be made to the named individuals. Any other benefit or compensation plans or payment desired or determined necessary for other employees must be submitted in writing to Personnel for consideration and may be implemented only after approval by the CEO. No such plan may allow more than $15,000 in aggregate incentive compensation payments during 1997. Finance will only pay incentive compensation to participants based on provisions of this plan.

The Company reserves the right to promote, demote, reassign or terminate the employment of any person under this plan in the same manner as if the person were not under the plan.

The Company will distribute a copy of the plan to each eligible employee. At the same time, a cover memo will be distributed containing an affirmation stating that the employee has read, understands and agrees to abide by the regulations of the Incentive Compensation Plan. The employee must sign and return a copy of the memo to participate in the Incentive Compensation Plan.

The Company reserves the right to discontinue or revise the Incentive Compensation Plan and/or its regulations and eligibility requirements at any time.

Occasionally, the Finance Department may make erroneous payments to a employees under the Incentive Compensation Plan. If this occurs, the employee receiving the payment is responsible for notifying Finance that an error has occurred. After discovery of the error, Finance will correct their prior action by deducting the appropriate amount from subsequent payments to the employee on a basis to be determined by the CFO.

Employees should be aware that the purpose of the Board of Directors in establishing this incentive compensation plan is to reward achievement of profit milestones which surpass previous company performance. Accordingly, it should be anticipated that future incentive compensation plans, if adopted, will most likely require increased profitability for bonuses to be paid.



1. Base Monthly Salaries:

					Actual at	Proposed
				Plan      12/1/96       1997
				------			-------------			---------------
Julie Andresen		        A           6,833       8,125
Dave Haddon			A           5,196       5,196*
R. C. Lloyd                     A           6,042       6,458
Frank Marcus                    A           7,167       8,125
Tom Murray                      A           7,167       8,125
Phil Tobias                     A          11,667      12,834
Phil Wiland                     A          14,000      16,500
Mike Wolfe                      A          12,500      14,750


* Subject to change on salary review dates. Others may be changed only with Board approval.

The incentive compensation plan is divided into Plan A and Plan B. The participants of these plans are defined as follows:

1. The Participants of Plan A consist of all officers of the Company with the following titles:

Chairman
President
Vice President
Chief Financial Officer
Controller

2. The participants of Plan B consist of full-time management personnel who; (1) report to the President and receive an annual salary of $40,000 or more or, (2) report to another Officer and either receive an annual salary of $65,000 or more or supervise 10 or more people.

For purposes of this plan, management personnel is defined as someone who oversees the activities of other employees of Concepts Direct and/or who oversees the activities of key outside vendors of the company.

2. Annual Bonus Based on Companywide Return on Average Equity (ROAE) for
1997.

                                         PLAN A        PLAN B        TOTAL
                      THRESHOLD        BONUS AS      BONUS AS       ANNUAL
      ROAE           NET PROFIT       % OF BASE     % OF BASE      BONUSES

100.0%        up      7,000,000           50.0%        17.50%      563,038
85.00% to 99.99%      5,950,000           48.0%        16.80%      540,516
75.00% to 84.99%      5,250,000           44.0%        15.40%      495,473
65.00% to 74.99%      4,550,000           40.0%        14.00%      450,430
55.00% to 64.99%      3,850,000           36.0%        12.60%      405,387
45.00% to 54.99%      3,150,000           32.0%        11.20%      360,344
35.00% to 44.99%      2,450,000           24.0%         8.40%      270,258
25.00% to 34.99%      1,750,000           15.0%         5.25%      168,911
21.00% to 24.99%      1,470,000           10.0%         3.50%      112,608
16.00% to 20.99%      1,120,000            6.0%         2.10%       67,565
12.00% to 15.99%        840,000            4.0%         1.40%       45,043
8.00%  to 11.99%        560,000            2.0%         0.70%       22,522
BELOW 8%                                   0.0%         0.00%            0

3.  Quarterly Bonus Based on EPS:
                                         Plan A       Plan B
                                    Qtrly Bonus  Qtrly Bonus        Annual
EPS this Qtr. vs. Prior                 As % of      As % of         Group
      Record Same Qtr.              Annual Base  Annual Base         Total


EPS 300% or More of Prior Record         15.0%         5.25%       675,645
EPS 250% - 299% of Prior Record          14.0%         4.90%       630,602
EPS 225% - 249% of Prior Record          13.0%         4.55%       585,559
EPS 200% - 224% of Prior Record          12.0%         4.20%       540,516
EPS 176% - 199% of Prior Record          11.0%         3.85%       495,473
EPS 150% - 175% of Prior Record          10.0%         3.50%       450,430
EPS 140% - 149% of Prior Record           9.0%         3.15%       405,387
EPS 130% - 139% of Prior Record           8.0%         2.80%       360,344
EPS 121% -129% of Prior Record            7.0%         2.45%       315,301
EPS 115% - 120% of Prior Record           5.0%         1.75%       225,215
EPS 101% -114% of Prior Record            4.0%         1.40%       180,172
EPS 90% - 100% of Prior Record            2.3%         0.81%       103,599
EPS 80% - 89% of Prior Record             2.0%         0.70%        90,086
EPS 60% - 79% of Prior Record             1.7%         0.60%        76,573
EPS 40% - 59% of Prior Record             1.0%         0.35%        45,043
EPS 10% - 39% of Prior Record             0.3%         0.09%        11,261
EPS Less than 10% of Prior Record         0.0%         0.00%             0

The following are the record earnings per share and the years in which each was set; 1st QTR: $.12 (1996); 2nd Qtr: $.08 (1995): 3rd Qtr: $.17
(1994); 4th Qtr: $.37 (1994). (Note: a new fourth quarter record may be set in 1996.)

4.  Additional Annual Bonus for Phillip A. Wiland and J. Michael Wolfe
Only:  If all of the following objectives are achieved in 1997,  Phillip
A. Wiland and J. Michael Wolfe will each receive an additional bonus equal to 50% of their 1997 base salary:

     a. Revenues in 1996 exceed $75,000,000; and
     b. EPS in 1997 exceeds $1.50; and
     c. Market Capitalization of the Company's stock at December 31, 1997 exceeds $75,000,000.

NET IMPACT:

                         THRESHOLD    ANNUAL     ANNUAL   QUARTER      TOTAL
ROAE               NET PROFIT/LOSS       EPS    BONUSES   BONUSES    BONUSES

100.00%       up         7,000,000      3.15    563,038   675,645  1,238,683
85.00% to 99.99%         5,950,000      2.68    540,516   675,645  1,216,162
75.00% to 84.99%         5,250,000      2.36    495,473   675,645  1,171,119
65.00% to 74.99%         4,550,000      2.05    450,430   630,602  1,081,033
55.00% to 64.99%         3,850,000      1.73    405,387   585,559    990,947
45.00% to 54.99%         3,150,000      1.42    360,344   495,473    855,818
35.00% to 44.99%         2,450,000      1.10    270,258   405,387    675,645
25.00% to 34.99%         1,750,000      0.79    168,911   180,172    349,083
21.00% to 24.99%         1,470,000      0.66    112,608    90,086    202,694
16.00% to 20.99%         1,120,000      0.50     67,565    76,573    144,138
12.00% to 15.99%           840,000      0.38     45,043    45,043     90,086
8.00%  to 11.99%           560,000      0.27     22,522    11,261     33,782
BELOW 8%                         0      0.00          0         0          0

RECAP OF IMPACT ON EARNINGS:
                                     ANNUAL    QUARTERLY
IF NET PROFIT IS:           NET   INCENTIVE    INCENTIVE   INCENTIVE
                         PROFIT       TOTAL        TOTAL       TOTAL

                      7,000,000     563,038      675,645   1,238,683
                      5,950,000     540,516      675,645   1,216,162
                      5,250,000     495,473      675,645   1,171,119
                      4,550,000     450,430      630,602   1,081,033
                      3,850,000     405,387      585,559     990,947
                      3,150,000     360,344      495,473     855,818
                      2,450,000     270,258      405,387     675,645
                      1,750,000     168,911      180,172     349,083
                      1,470,000     112,608       90,086     202,694
                      1,120,000      67,565       76,573     144,138
                        840,000      45,043       45,043      90,086
                        560,000      22,522       11,261      33,782

Meaning that earnings
before bonuses but
after tax must be....
                                ... then the      and Net
                                percent paid     Earnings
                            in incentives is         are:

                8,238,683              15.0%    7,000,000
                7,166,162              17.0%    5,950,000
                6,421,119              18.2%    5,250,000
                5,631,033              19.2%    4,550,000
                4,840,947              20.5%    3,850,000
                4,005,818              21.4%    3,150,000
                3,125,645              21.6%    2,450,000
                2,099,083              16.6%    1,750,000
                1,672,694              12.1%    1,470,000
                1,264,138              11.4%    1,120,000
                  930,086               9.7%      840,000
                  593,782               5.7%      560,000



1997 INCENTIVE COMPENSATION PLAN
Effective January 1, 1997

       Approval Page

APPROVED BY:

 Personnel                 Date

 Chief Financial Officer   Date

 President                 Date

 Chief Executive Officer   Date